EXHIBIT 10.5
APPROVED 5/27/2010
Spectrum Group International, Inc.
Non-Employee Directors’ Compensation Program
Effective May 27, 2010
     1. Purpose and Scope of the Program.
     (a) Purpose. The purpose of this Non-Employee Directors’ Compensation Program (the “Program”) of Spectrum Group International, Inc. (the “Company”) is to advance the interests of the Company and its stockholders by providing for fair and adequate equity compensation of non-employee directors and an opportunity for deferral of compensation in order to attract and retain high quality persons to serve as directors and to enable such persons to increase their proprietary interest in the Company. In furtherance of this purpose, the Program provides for grants of equity awards in the form of Stock Options and/or Restricted Stock Units, as elected by the director, and, if authorized by the Board for a given fiscal year, the opportunity for a director to elect deferred and alternative forms of compensation in lieu of cash fees for service as a director, including Deferred Shares, deferred cash or non-deferred Shares.
     (b) Status as Sub-Plan Under 1997 Stock Incentive Plan. The Program constitutes a sub-plan under the Company’s 1997 Stock Incentive Plan (the “1997 Plan”). Accordingly, equity awards granted under the Program and shares issued or delivered hereunder shall be deemed to be granted under and drawn from the 1997 Plan.
     (c) Relation of Program to Other Director Compensation. The amount, timing, and other terms of cash compensation that may be paid by the Company to non-employee directors are not governed by this Program, except to the extent that opportunities for deferral of cash compensation otherwise payable to a director, or receipt of such cash compensation in alternative forms, may be made available to a director under this Program. In addition, adoption of the Program does not limit the authority of the Board of Directors in adopting other compensation programs in which directors may participate.
     2. Definitions. In addition to the terms defined in Section 1 and defined terms under the 1997 Plan, the following terms shall be defined as set forth below:
     (a) “Account” means the account established and maintained by the Company for RSUs granted under Section 5 and Deferred Shares and deferred cash credited under Section 6. A subaccount for RSUs and a subaccount for such Deferred Shares and deferred cash may be designated within the Account. The Account and RSUs, Deferred Shares and deferred cash credited to the Account will be maintained solely as bookkeeping entries by the Company to evidence unfunded obligations of the Company.
     (b) “Administrator” means the individual or committee specified in Section 3(b) to whom the Board has delegated authority to administer the Program.
     (c) “Beneficiary” means the person(s) or trust(s) which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Administrator to receive the benefits specified under the Program upon such Participant’s death. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person(s) or trust(s) entitled by will or the laws of descent and distribution to receive such benefits.
     (d) “Board” means the Board of Directors of the Company. The Compensation Committee of the Board is authorized to perform any or all of the Board’s functions hereunder, in which case references to the Board shall be deemed to include such Committee.
     (e) “Change in Control” is defined in Section 3.7 of the 1997 Plan, except that a Change in Control shall be triggered under Section 3.7.1(b) only if the tender offer is completed or under Section 3.7.1(c) only if the merger or other transaction is completed.
     (f) “Code” means the Internal Revenue Code as amended, including regulations and interpretations thereunder and successor provisions and regulations thereto.
     (g) “Deferred Shares” means a Share Unit credited to a Participant’s Account under Section 6 as a result of deferral of cash Director Compensation.
     (h) “Director Compensation” means annual retainer fees payable to a director in his or her capacity as such for service on the Board and service as chairman of any Board committee, and any other fees payable to a director in his or her capacity as such for attending meetings and other service on the Board and Board committees; provided, however, that the Administrator may determine (in advance of any relevant election by a director) that specific fees or other payments will not be deemed Director Compensation. Reimbursement of expenses does not constitute Director Compensation.
     (i) “Disability” means a Participant’s Termination due to a physical or mental incapacity of long duration which renders the Participant unable to perform the duties of a director of the Company, as determined by the Board.
     (j) “Exchange Act” means the Securities Exchange Act of 1934, as amended, including rules thereunder and successor provisions and rules thereto.
     (k) “Participant” means any person who has been granted a Stock Option which remains outstanding, has RSUs, Deferred Shares or deferred cash credited to his or her Account, or has validly elected to defer receipt of Director Compensation in the form of Deferred Shares or deferred cash or receive Director Compensation in the form of non-deferred Shares under the Program.
     (l) “Plan Year” means a fiscal year of the Company.
     (m) “RSU” or “Restricted Stock Unit” means a Share Unit credited to a Participant’s Account as a grant under Section 5, which is subject to a risk of forfeiture for a specified period.
     (n) “Shares” means shares of Common Stock of the Company and such other securities as may be substituted or resubstituted for Shares pursuant to Section 9(b).
     (o) “Share Unit” means a right to receive, at a specified settlement date, delivery of one Share, subject to the terms and conditions of the Program. Share Units in the form of RSUs shall be subject to a risk of forfeiture, but Share Units in the form of Deferred Shares will be at all times non-forfeitable.

     (p) “Stock Option” means an option to purchase a specified number of Shares at a specified exercise price, granted under Section 5.
     (p) “Termination” means the Participant ceasing to serve as a director, provided that if the Participant has become an employee of the Company it shall mean the later of ceasing to serve as a director and separation from service as an employee within the meaning of Treasury Regulation § 1.409A-1(h)).
     (q) “Valuation Date” shall mean the close of business on the last business day of each calendar quarter and, in the case of any final distribution of deferred cash from a Participant’s Account, the day as of which such distribution is made; provided, however, that the Administrator may specify a different Valuation Date in order to coordinate the Participant’s deferred cash balance with any actual investment by which the deferred cash balance is to be measured.
     3. Administration.
     (a) Authority. Both the Board and the Administrator (subject to the ability of the Board to direct the Administrator) shall administer the Program in accordance with its terms, and shall have all powers necessary to accomplish such purpose, including the power and authority to construe and interpret the Program, to define the terms used herein, to prescribe, amend and rescind rules and regulations, agreements, forms, and notices relating to the administration of the Program, and to make all other determinations necessary or advisable for the administration of the Program. However, the Board shall approve the form and amount of compensation to directors under any provision of the Program. The Administrator may perform any function of the Board under the Program, except for establishing the form and amount of compensation under any provision, adopting material amendments to the Program under Section 9(e), and any other function from time to time specifically reserved by the Board to itself. Any actions of the Board or the Administrator with respect to the Program shall be final, conclusive, and binding upon all persons interested in the Program, subject to the ability of the Board to direct the Administrator. The Board and Administrator may each appoint agents and delegate thereto powers and duties under the Program, except as otherwise limited by the Program. Any function of the Board hereunder may be performed by the Compensation Committee of the Board (or other designated Board committee) under authority delegated by the Board.
     (b) Administrator. The Administrator shall be the General Counsel and Chief Administrative Officer of the Company, or, if that officer is unavailable, the Chief Financial Officer and Executive Vice President; provided, however, that the Board may designate a different individual or committee to serve as Administrator. No director shall act on or decide any matter relating solely to himself or herself or any of his or her rights or benefits under the Program.
     (c) Limitation of Liability. Each member of the Board and the Administrator shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any subsidiary, the Company’s independent registered public accounting firm, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Program. No member of the Board or the Administrator, nor any person to whom ministerial duties under the Program have been delegated, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Program, and any such person shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.
     4. Eligibility. Each director of the Company who is not an employee of the Company or a subsidiary may participate in the Program, subject to the terms hereof. No person other than those specified in this Section 4 will be eligible to participate in the Program. The Administrator will notify each person of his or her eligibility to participate in an elective feature of the Program prior to any deadline for filing an election form.
     5. Grants of RSUs or Stock Options. An eligible director will receive a grant of equity awards under this Section 5 for each Plan Year, unless otherwise determined by the Board. The grant date for grants under this Section 5 will be the first business day on or after August 15 of each Plan Year, unless a different grant date is specified in advance by the Board; provided, however, that the grant date for fiscal 2010 shall be May 27, 2010.
     (a) Equity Award Value for Plan Year. For each Plan Year, the Board will establish an equity award value, which will be a dollar value for equity awards to be granted under this Section 5 to each eligible director. The equity award value for fiscal 2010 will be $38,000, which equity award value will remain in effect for subsequent fiscal years unless modified by the Board.
     (b) Election as to Form of Award. Each eligible director will be permitted to elect to receive a grant of RSUs or Stock Options, or a combination, with an aggregate grant-date value equal to the equity award value. If the election is filed in the calendar year before the grant date, or such election otherwise is filed at a time that meets the applicable requirements of Code Section 409A, the election may specify that the RSUs will be deferred as to settlement until a fixed date or the Participant’s Termination, subject to accelerated or delayed settlement as specified below in Section 8. Elections intended to provide for such deferral shall be subject to the terms of Section 6(a). A validly deferred RSU will remain forfeitable until the risk of forfeiture lapses (although it may continue to be referred to as an RSU during any subsequent deferral period in which it is no longer subject to a risk of forfeiture).
     (c) Valuation of RSUs and Stock Options. For purposes of determining their equity award value, each RSU shall be valued at 100% of its Fair Market Value at the grant date, and each Stock Option shall be valued at 100% of its fair value at the grant date. Fair value shall be determined in accordance with Statement of Financial Accounting Standards No. 123R (“FAS 123R”) in the same manner as fair value of the Stock Options would be calculated for purposes of determining expense for financial reporting purposes, but disregarding estimated forfeitures.
     (d) Forfeiture and Vesting of RSUs and Stock Options. Unless otherwise determined by the Board, (i) a Participant’s RSUs and Stock Options will be forfeited in the event that he or she voluntarily resigns as a director before the end of the fiscal year in respect of which the award was granted and (ii) a pro rata portion of a Participant’s RSUs and Stock Options will be forfeited in the event that he or she is not reelected as a director (whether or not the director agreed to be nominated for reelection) at a meeting of shareholders before the end of the fiscal year in respect of which the award was granted, with the forfeited portion equal to the number of RSUs granted and the number of Stock Options granted each multiplied by the number of days from the date of such meeting of shareholders until the end of the fiscal year in respect of which the award was granted, divided by 365. At the end of the fiscal year in respect of which the award was granted, if the RSUs or Stock Options have not been forfeited they will be deemed vested (or earlier at such time as the RSUs or Stock Options are no longer forfeitable). The foregoing notwithstanding, RSUs and Stock Options will become fully vested and non-forfeitable in the event of the Participant’s death, Termination due to Disability, or mandatory retirement, or upon a Change in Control.
     (e) Other Terms of RSUs. RSUs will be credited with dividend equivalents in accordance with Section 7(a). Dividend equivalents will be payable at the time of settlement of the RSUs, without interest, unless otherwise determined by the Board or the Administrator. Dividend equivalents (whether in cash, RSUs or other property) will be forfeitable to the same extent as the RSUs with respect to which they are credited. Except as otherwise determined by the Board, RSUs shall be settled as follows:

(i)	RSUs that have not been electively deferred shall be settled within 75 days following vesting (and otherwise within the shortest applicable short-term deferral period under Code Section 409A).

(ii)	RSUs that have been electively deferred shall be settled at the applicable date under the deferral election, except that settlement shall occur on an accelerated or delayed basis the same as for Deferred Shares under Section 8.
     (f) Other Terms of Stock Options. Stock Options shall become exercisable at the time of vesting, and shall expire at the earlier of seven years after the date of grant or three years after Termination. The exercise price per share purchasable under a Stock Option will be equal to 100% of the Fair Market Value of a share on the date of grant of the Stock Option. The exercise price of a Stock Option shall be paid to the Company either in cash or by the surrender of shares owned separately by the Participant or by the Company withholding shares from those deliverable upon exercise of the Stock Option (a “net exercise”), or any combination thereof, as elected by the Participant, provided that the Administrator may limit the availability of such non-cash exercise methods or may make available other lawful forms of payment of the exercise price, in its discretion. At the expiration date of a Stock Option, if the Participant has not exercised the Stock Option and the exercise price per Share is less than the then Fair Market Value per Share, the Stock Option shall be automatically exercised by means of a net exercise.
     6. Deferral of Director Compensation In Deferred Shares and Deferred Cash; Receipt of Director Compensation in Non-Deferred Shares. Each eligible director may elect, in accordance with Section 6(a), to defer receipt of Director Compensation in the form of Deferred Shares under Section 6(b) or deferred cash under Section 6(c) for any Plan Year (or portion thereof) with respect to which the Board has authorized deferral of cash fees hereunder. In the alternative, an eligible director may elect, in accordance with Section 6(d), to receive Director Compensation in the form of non-deferred Shares under Section 6(d) for any Plan Year (or portion thereof) with respect to which the Board has authorized payment of cash fees in the form of Shares hereunder.
     (a) Elections. A director shall elect to participate in the deferral feature under this Section 6 and the terms of such participation by filing an election with the Company prior to the beginning of a calendar year (or, in the case of a new director, upon initial appointment) or at such other date as may be specified by the Administrator, provided that any date so specified shall ensure effective deferral of taxation and otherwise comply with Code Section 409A and other applicable laws and regulations; and provided further, that an election for the current Plan Year may be filed within ten days after the effective date of this Program, such election to be applicable only to Director Compensation payable after the filing of such election.
(i)	Effect and Irrevocability of Elections. Unless otherwise determined by the Administrator in advance of a relevant Plan Year, elections shall be deemed continuing, and therefore applicable to Plan Years after the initial Plan Year covered by the election, until the election is modified or superseded by the Participant. Elections (other than those relating to investment alternatives) shall become irrevocable immediately before the commencement of the Plan Year to which an election relates, unless the Administrator specifies an earlier date of irrevocability, provided that elections that are permitted to be filed with effect during the then-current Plan Year shall be irrevocable upon filing with the Company. Elections may be modified or revoked by filing a new election prior to the time the election to be modified or revoked has become irrevocable. The latest election filed with the Administrator shall be deemed to revoke all prior inconsistent elections that remain revocable at the time of filing of the latest election.
(ii)	Matters To Be Elected. The Administrator will provide a form or forms of election which will permit a director to make appropriate elections with respect to all relevant matters under this Section 6 and Section 7.

(iii)	Time of Filing Elections. An election must be received by the Administrator prior to the applicable deadline (specified by the Administrator and compliant with Code Section 409A). Under no circumstances may a Participant defer compensation to which the Participant has attained, at the time of deferral, a legally enforceable right to current receipt of such compensation.
     (b) Deferral of Director Compensation in the Form of Deferred Shares. If a Participant has elected to defer receipt of a specified amount of Director Compensation in the form of Deferred Shares, a number of Deferred Shares shall be credited to the Participant’s Account equal to (i) such amount otherwise payable divided by (ii) the Fair Market Value of a Share at the crediting date. The crediting date will be the date on which annual retainers are paid and the date of each regularly scheduled meeting of the Board of Directors at which separate meeting fees are paid; if any Director Compensation to be deferred in Deferred Shares is payable at dates other than such regular meeting dates, such amounts shall be deferred without interest until the next regularly scheduled meeting of the Board at which time it will be applied to the crediting of Deferred Shares. Deferred Shares credited under this Section 6(b) shall be subject to the terms and conditions of Deferred Shares specified in Section 7. The right and interest of each Participant in Deferred Shares credited to the Participant’s Account under this Section 6(b) at all times will be nonforfeitable.
     (c) Deferral of Director Compensation in the Form of Deferred Cash. If a Participant has elected to defer receipt of a specified amount of Director Compensation in the form of deferred cash, an amount equal to such specified amount shall be credited to the Participant’s Account as of the date such Director Compensation otherwise would have been payable to the Participant but for such election to defer. Deferred cash credited to a Participant’s Account may be invested in such investment vehicles, other than an investment vehicle relating to the Company’s stock, as may be designated from time-to-time by the Board. The terms of any such investment (including relating to timing, crediting of earnings and losses, and reallocation among investment vehicles) shall be subject to such rules, regulations and determinations as may be adopted by the Administrator. Unless otherwise determined by the Board, one investment alternative will provide that interest may be credited with respect to cash balances in a Participant’s Account at each Valuation Date in an amount equal to the average daily cash balance in such Account since the last Valuation Date multiplied by the interest rate as specified by the Board and applicable to the period since the preceding Valuation Date. The initial policy with respect to the interest rate under this Section 6(c), effective as of the effective date of the Program and continuing until modified or revoked by the Board, shall be to credit interest at 120% of the applicable federal long-term rate, with annual compounding (as prescribed under Code Section 1274(d)), as in effect for the first month of the fiscal year. The Company may link the earnings and losses under designated investment vehicles to the returns of actual investments in such vehicles, which investments may be made directly by the Company or through a rabbi trust or other intermediary; provided, however, that the Participant shall have no rights with respect to any specific assets that would cause the Participant to be other than an unsecured creditor of the Company or to be otherwise in constructive receipt of any cash or property. The right and interest of each Participant relating to deferred cash credited to his or her Account at all times will be nonforfeitable.

     (d) Receipt of Director Compensation in the Form of Non-Deferred Shares. If a Participant has elected to receive a specified amount of Director Compensation in the form of non-deferred Shares, a number of Shares shall be issued to the Participant’s Account equal to (i) such amount otherwise payable divided by (ii) the Fair Market Value of a Share at the payment date. The payment date will be the date on which retainers are paid and the date of each regularly scheduled meeting of the Board of Directors at which separate meeting fees are paid; if any Director Compensation to be paid in non-deferred Shares is payable at dates other than such regular meeting dates, such amounts shall be deferred without interest until the next regularly scheduled meeting of the Board at which time it will be paid by delivery of non-deferred Shares. Shares issued under this Section 6(d) will be nonforfeitable. An election to receive payment of Director Compensation in the form of non-deferred Shares may be made at any time, with effect on Director Compensation earned thereafter, provided that no such election may have the effect of modifying an irrevocable election to defer Director Compensation.
     7. Other Terms of Accounts.
     (a) Dividend Equivalents on Share Units. Dividend equivalents will be credited on Share Units (i.e., RSUs and Deferred Shares) credited to a Participant’s Account as follows (dividend equivalents on RSUs are subject also to Section 5(e)):
(i)	Cash Dividends. If the Company declares and pays a dividend on Shares in the form of cash, then the cash amount of the dividend shall be credited to a Participant’s Account as of the designated crediting date for such dividend. If no elective cash deferrals have been authorized under this Program, these cash amounts will not be credited with interest (unless otherwise determined by the Board). If elective cash deferrals have been authorized under the Program, such cash amounts shall be credited with interest as would apply to an interest-bearing cash deferral in the Account. In all cases the cash dividend equivalents and earnings thereon will be settled at the same time as the related Share Units are settled.

(ii)	Non-Cash, Non-Share Dividends. If the Company declares and pays a dividend on Shares in the form of property other than Shares, then a number of additional Share Units shall be credited to a Participant’s Account as of the designated crediting date for such dividend equal to (i) the number of Share Units credited to the Account as of the record date for such dividend, multiplied by (ii) the Fair Market Value of any property other than Shares actually paid as a dividend on each Share at such payment date, divided by (iii) the Fair Market Value of a Share at such designated crediting date; provided, however, that the Board may vary this treatment by making an adjustment under Section 9(b).

(iii)	Share Dividends and Splits. If the Company declares and pays a dividend on Shares in the form of additional Shares, or there occurs a forward split of Shares, then a number of additional Share Units shall be credited to the Participant’s Account as of the payment date for such dividend or forward Share split equal to (i) the number of Share Units credited to the Account as of the record date for such dividend or split multiplied by (ii) the number of additional Shares actually paid as a dividend or issued in such split in respect of each Share.
     (b) Reallocation of Accounts. A Participant shall have no right to have amounts credited as cash in his or her Account reallocated or switched to Share Units in such Account or amounts credited as Share Units in such Account reallocated or switched to deferred cash in such Account, unless otherwise determined by the Board. The foregoing notwithstanding, in the event of a Change in Control which results in the Company’s Common Stock ceasing to be a publicly traded security, the Participant’s Share Unit balance in his or her Account shall be automatically converted into deferred cash based on the Fair Market Value of Shares as of the close of business on the day of the Change in Control. If and to the extent authorized by the Board under Section 6(c), amounts of deferred cash may be reallocated among investment alternatives made available for cash deferrals under the Program, if any.
     (c) Elections as to Settlement. In electing to defer Director Compensation under this Program, each Participant’s election shall specify the time or times at which the Participant’s Account will be settled, following the Participant’s Termination, and whether distribution of a cash Account balance (but not Share Units) will be in a single lump sum or in a number of annual installments not exceeding ten; provided, however, that, if no valid election has been filed as to the time of settlement of a Participant’s Account or any portion thereof, such Account or portion thereof shall be distributed in a single lump sum 15 days after the Participant’s Termination (subject to Section 8(d)). If installments are elected, such installments must be annual installments commencing 15 days after the Participant’s Termination, payable on the anniversaries of such commencement date and extending over a period not to exceed ten years.
(i)	Matters Covered by Election. Subject to the terms of the Program, the Administrator shall determine whether all deferrals under the Program must be subject to a single election as to the time or times of settlement, or whether settlement elections may relate to deferrals relating to a specified Plan Year. If the Administrator permits elections to relate to a specified Plan Year, such election shall apply to the amounts originally credited in respect of such Plan Year and to any additional amounts credited as dividend equivalents or interest or earnings (or losses) in respect of such originally credited amounts and previously credited additional amounts.

(ii)	Modifying Elections. A Participant may modify a prior election as to the time at which a Participant’s Account (or portion thereof) will be settled at any time prior to the time the Participant ceases to serve as a director of the Company, but only in compliance with Treasury Regulation § 1.409A-2(b) (including any requirement that the settlement be delayed by at least five years) and subject to such additional requirements as may be specified by the Administrator. Such modification shall be made by filing a new election with the Administrator.
     (d) Statements. The Administrator will furnish statements to each Participant reflecting the amounts credited to a Participant’s Account, transactions therein, and other related information no less frequently than once each calendar year; provided that statements shall not be required if deferrals of Director Compensation have not been authorized hereunder. Statements may be combined with other information, including information with respect to other compensation plans, being provided to the Participant.
     (e) Fractional Shares. The amount of Share Units credited to an Account shall include fractional Shares calculated to at least three decimal places, unless the Administrator determines such crediting of fractional shares to be administratively impracticable and specifies an alternative treatment. In no event will any fractional share be actually delivered in settlement of Share Units.
     8. Settlement of Accounts. The Company will settle a Participant’s Account by making one or more distributions to the Participant (or his or her Beneficiary, following Participant’s death) at the time or times, in a lump sum or installments, as specified in the Participant’s election(s) filed in accordance with Sections 5, 6 and 7; provided, however, that an Account will be settled at times earlier than those specified in such election in accordance with Sections 8(b), 8(c), 8(d) or 8(e); and provided further, that RSUs as to which no valid election to defer has been filed will be settled at the applicable settlement date under Section 5.
     (a) Form of Distribution. Distributions in settlement of a Participant’s Account shall be made only in cash with respect to deferred cash and only in Shares with respect to Share Units.
     (b) Death. If a Participant has a Termination due to death or dies prior to distribution of all amounts from his or her Account, the Company shall make a single lump-sum distribution to the Participant or his or her Beneficiary. Any such distribution shall be made 30 days after the Participant’s death.
     (c) Financial Emergency and Other Payments. Other provisions of the Program notwithstanding, if, upon the written application of a Participant, the Board determines that the Participant has a financial emergency of such a substantial nature and beyond the Participant’s control that payment of amounts previously deferred under the Program is warranted, the Board may direct the payment to the Participant of all or a portion of the balance of an Account and the time and manner of such payment; provided, however, that such distribution will be made only in accordance with Treasury Regulation § 1.409A-3(i)(3).
     (d) Six-Month Delay Rule. If, at the time of Termination (excluding a Termination due to death), a Participant is a “specified employee” for purposes of Code Section 409A, and an amount to be settled within six months of such Termination is a deferral of compensation under Treasury Regulation § 1.409A-1(b), the distribution will be delayed until the first business day that is more than six months after the Participant’s Termination.
     (e) Distribution Upon a Change in Control. Upon a Change in Control, the Company shall make a single lump-sum distribution to the Participant in settlement of his or her Account as promptly as practicable following the Change in Control, provided, however, that no distribution shall be made of an amount that constitutes a deferral of compensation under Treasury Regulation § 1.409A-1(b) unless the Change in Control constituted (or there occurred a transaction related to the Change in Control immediately before or within 90 days after the Change in Control which transaction constituted) a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company as defined in Treasury Regulation § 1.409A-3(i)(10) (a “409A Change in Control”).
     9. General Provisions.
     (a) Limits on Transferability. Stock Options, RSUs, Deferred Shares, deferred cash, and all other rights under the Program will not be transferable by a Participant except by will or the laws of descent and distribution, or to a Beneficiary, in the event of a Participant’s death and will not otherwise be subject to alienation, anticipation, encumbrance, garnishment, attachment, levy, execution or other legal or equitable process, nor subject to the debts, contracts, liabilities or engagements, or torts of any Participant or his or her Beneficiary. Any attempt to alienate, sell, transfer, assign, pledge, garnish, attach or take any other action subject to legal or equitable process or encumber or dispose of any interest in the Program shall be void. The foregoing notwithstanding, the Administrator may permit a Participant to transfer Stock Options and related rights to one or more trusts, partnerships, or family members during the lifetime of the Participant solely for estate planning purposes and not for value, but only if and to the extent then consistent with the registration of any offer and sale of shares related thereto on Form S-8, Form S-3, or such other registration form of the Securities and Exchange Commission as may then be permitted to be filed with respect to the 1997 Plan and the Program. The Company may rely upon the beneficiary designation last filed in accordance with this Section 9(a). Non-deferred Shares are not subject to any restriction on transferability under this Program.
     (b) Adjustments. In the event that any large, special and non-recurring dividend or other distribution in the form of cash or other property, recapitalization, forward or reverse split, Share dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Board to be appropriate in order to prevent dilution or enlargement of a Participant’s rights under the Program, then the Board shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares deliverable upon exercise of outstanding Stock Options, and the exercise price per share thereof (provided that no fractional shares will be delivered upon exercise of any Option), and (ii) the number and kind of shares then credited as RSUs and Deferred Shares (taking into account any Share Units credited as dividend equivalents under Section 7(a)) and by reference to which RSUs and Deferred Shares are valued under the Program. Any other adjustments authorized under the 1997 Plan may be made with respect to the Program.
     (c) Receipt and Release. Payments (in any form) to any Participant or Beneficiary in accordance with the provisions of the Program shall, to the extent thereof, be in full satisfaction of all claims for the compensation deferred and relating to the Account to which the payments relate against the Company, the Board, or the Administrator, and the Administrator may require such Participant or Beneficiary, as a condition to such payments, to execute a receipt and release to such effect. In the case of any payment under the Program of less than all amounts then credited to an Account in the form of RSUs or Deferred Shares, the amounts paid shall be deemed to relate to the RSUs or Deferred Shares credited to the Account at the earliest time.
     (d) Compliance. The Company shall have no obligation to settle any Account of a Participant (in any form) until all legal and contractual obligations of the Company relating to establishment of the Program and such settlement shall have been complied with in full. In addition, the Company shall impose such restrictions on Shares delivered to a Participant hereunder and any other interest constituting a security as it may deem advisable in order to comply with the Securities Act of 1933, as amended, any applicable requirements of the Nasdaq National Market or any other stock exchange or automated quotation system upon which the Shares are then listed or quoted, any state securities laws applicable to such a transfer, any provision of the Company’s Certificate of Incorporation or By-Laws, or any other law, regulation, or binding contract to which the Company is a party.
     (e) Changes to the Program and Awards. The Board may amend, suspend, discontinue, or terminate the Program, the authority to grant awards under the Program, or may amend any outstanding award (and any agreement relating thereto), without the consent of any other party, including stockholders or Participants; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under any award theretofore granted. The foregoing notwithstanding, the Board, in its sole discretion, may terminate the Program (in whole or in part) and may distribute to any Participant (in whole or in part, and whether or not in connection with a termination of the Program) the amounts credited to the Participant’s Account, but only in compliance with Code Section 409A.
     (f) Unfunded Status of Plan; Creation of Trusts. The Program is intended to constitute an “unfunded” Plan for deferred compensation and Participants shall rely solely on the unsecured promise of the Company for payment hereunder. With respect to any payment not yet made to a Participant under the Program, nothing contained in the Program shall give a Participant any rights that are greater than those of a general unsecured creditor of the Company; provided, however, that the Board may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Program, which trusts or other arrangements shall be consistent with the “unfunded” status of the Program unless the Board otherwise determines with the consent of each affected Participant. The establishment and maintenance of, or allocations and credits to, the Account of any Participant shall not vest in any Participant any right, title or interest in and to any Plan assets or benefits except at the time or times and upon the terms and conditions and to the extent expressly set forth in the Program and in accordance with the terms of any trust.
     (g) Other Participant Rights. No Participant shall have any of the rights or privileges of a stockholder of the Company under the Program, including as a result of the grant of a Stock Option or crediting of RSUs, Deferred Shares or other amounts to an Account, or the creation of any Trust and deposit of Shares therein, except at such time as such Stock Option may have been duly exercised or Shares may be actually delivered in settlement of an Account (in whole or in part) or non-deferred Shares delivered in payment of Director Compensation; provided, however, that the terms of any such Trust may provide for pass-through voting of shares held in the Trust to directors participating in this Program. No provision of the Program, document relating to the Program, or transaction hereunder shall confer upon any Participant any right to continue to serve as a director of the Company or in any other capacity with the Company or a subsidiary or to be nominated for reelection as a director, or interfere in any way with the right of the Company to increase or decrease the amount of any compensation payable to such Participant. Subject to the limitations set forth in Section 9(a), the Program shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns.
     (h) Governing Law. The validity, construction, and effect of the Program, any rules and regulations under the Program, and any agreement under the Program shall be determined in accordance with the Delaware General Corporation Law, to the extent applicable, other laws (including those governing contracts) of the State of California, without giving effect to principles of conflicts of laws, and applicable federal law.
     (j) Limitation. A Participant and his or her Beneficiary shall assume all risk in connection with any decrease in value of Stock Options, RSUs, Deferred Shares or non-deferred Shares, and other investment vehicles (if any) permitted for cash deferrals, and neither the Company, the Board nor the Administrator shall be liable or responsible therefor.
     (k) Severability. In the event that any provision of the Program shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of the Program but shall be fully severable, and the Program shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.
     (l) Effective Date and Plan Termination. The Program shall be effective as of May 27, 2010. Unless earlier terminated by action of the Board, the Program will remain in effect until the later of the fifth anniversary of such effective date or such time as Company has no further rights or obligations under the Program with respect to outstanding awards or Accounts under the Program.